EIGHTH AMENDMENT TO CREDIT AGREEMENT

THIS EIGHTH AMENDMENT TO CREDIT AGREEMENT (this "Amendment"), dated June 29, 2007, is made and entered into on the terms and conditions hereinafter set forth, by and among I-TRAX, INC., a Delaware corporation (the "Borrower"), the Subsidiaries of the Borrower who are parties to the Credit Agreement (as hereinafter defined) as guarantors (the "Guarantors"), the several lenders who are parties to the Credit Agreement as lenders (the "Lenders"), and BANK OF AMERICA, N.A., a national banking association ("Bank of America"), as administrative agent for the Lenders and the Issuing Bank (in such capacity, the "Administrative Agent") and as Issuing Bank.

RECITALS:

1.           Pursuant to a Credit Agreement dated as of March 19, 2004, among the Borrower, the Guarantors, the Lenders and Bank of America, as Administrative Agent and as Issuing Bank, as heretofore amended by a First Amendment to Credit Agreement dated June 1, 2004, a Second Amendment to Credit Agreement dated July 1, 2004, a Third Amendment to Credit Agreement dated August 12, 2004, a Fourth Amendment to Credit Agreement dated October 27, 2004, a Fifth Amendment to Credit Agreement dated March 31, 2005, a Sixth Amendment to Credit Agreement dated June 29, 2005, and a Seventh Amendment to Credit Agreement dated May 4, 2006, among the Borrower, the Guarantors, the Lenders and Bank of America, as Administrative Agent and as Issuing Bank (as the same heretofore has been or hereafter may be further amended, restated, supplemented, extended, renewed, replaced or otherwise modified from time to time, the "Credit Agreement"), the Lenders agreed to make Loans to the Borrower and to purchase participations in Letters of Credit issued for the account of the Borrower, and the Issuing Bank agreed to issue such Letters of Credit, all as more specifically described in the Credit Agreement.

2.           The parties hereto desire to amend the Credit Agreement in certain respects as more particularly hereinafter set forth.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the parties hereto agree as follows:

1.  Amendment of Section 1.1.  Section 1.1 of the Credit Agreement is hereby amended by inserting the following new definitions in the appropriate locations according to alphabetical order, or by amending and restating existing definitions to read as indicated, as applicable:

"Annual Permitted Acquisition Limit" shall mean $10,000,000; provided, however, that not more than $5,000,000 of such amount shall consist of consideration that is not common Capital Stock of the Borrower.

"Applicable Base Rate Margin" shall mean the margin to be added to the Base Rate for purposes of determining the interest rate(s) applicable to Base Rate Loans from time to time, which shall be determined as provided in Section 2.15.

"Base Rate Loans" shall mean Loans bearing interest at rates determined by reference to the Base Rate.

"Credit Facility Base" shall mean, as of any date of determination, an amount equal to eighty percent (80%) of Eligible Accounts.

"Credit Facility Base Certificate" shall mean a certificate of a Responsible Officer of the Borrower, substantially in the form of Exhibit 1.1B to the Eighth Amendment, duly completed, regarding the calculation of the Credit Facility Base.

"Defaulting Lender" shall mean any Lender that (a) has failed to fund any portion of the Loans or participations in Letter of Credit Liabilities required to be funded by it hereunder, within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency case or proceeding.

"Eighth Amendment" shall mean the Eighth Amendment to Credit Agreement dated June 29, 2007, among the Borrower, the Guarantors, the Lenders and Bank of America, as Administrative Agent and as Issuing Bank.

"Eligible Accounts" shall mean, as of any date of determination, accounts of the Borrower and the Guarantors, excluding:

(a)           any account that does not represent a complete bona fide transaction fully earned by performance and requiring no further action to make such account payable by the account debtor;

(b)           any account for which the invoice therefor has not been delivered;

(c)           any account not payable in Dollars;

(d)           [reserved];

(e)           any account due from (i) any Subsidiary or Affiliate of the Borrower or (ii) any employee, agent or representative of the Borrower or any of its Subsidiaries or Affiliates;

(f)           any account with respect to all or part of which a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been presented for payment and returned uncollected for any reason;

(g)           any account as to which any one or more of the following events has occurred with respect to the applicable account debtor:  the filing by or against such account debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, or other relief under the bankruptcy, insolvency, or similar laws of the United States of America, any state or territory thereof, or any foreign jurisdiction; the making of any general assignment by such account debtor for the benefit of creditors, or the appointment of a receiver or trustee for such account debtor or for any of the assets of such account debtor; the inability to pay or the nonpayment by such account debtor of its debts generally as they become due; or the cessation of the business of such account debtor as a going concern; provided that this clause (g) shall not apply to any billed account of a debtor-in-possession in a case under Chapter 11 of Title 11 of the United States Code that has received court-approved debtor-in-possession financing, if such account arises from the sale of goods or the provision of services to such debtor subsequent to the filing of the petition for relief in the case;

(h)           any account due from an account debtor incorporated under the laws of any jurisdiction other than the United States of America or any state thereof or whose principal place of business or a substantial portion of whose assets is located outside of the United States of America;

(i)           any account that remains unpaid for more than 150 days after the date of the original invoice or is past due by more than 120 days;

(j)           [reserved];

(k)           any account with respect to which there is any unresolved dispute, defense, offset or counterclaim with or by the respective account debtor, but only to the extent of the amount shown to be due on the invoice(s) with respect to which there is any dispute;

(l)           any account as to which either (i) the perfection, enforceability or validity of the Administrative Agent's security interest in such account, or (ii) the Administrative Agent's right or ability to obtain direct payment of the proceeds of such account, is governed by any federal or state statutory requirements other than those of the UCC (including the Federal Assignment of Claims Act, 31 U.S.C. § 3727);

(m)           any account as to which (i) the Administrative Agent does not have a valid and enforceable first priority security interest, subject to no other Liens other than Permitted Liens or (ii) there exists any material regulatory, administrative or judicial obstacles to the Administrative Agent's direct enforcement of the account against the account debtor or (iii) the Administrative Agent does not have a right of direct payment upon an Event of Default;

(n)           any account that has not been created in the ordinary course of business; and

(o)           [reserved].

"Eligible FF&E" – Not applicable.

"Eurodollar Loans" shall mean Loans bearing interest at rates determined by reference to the Eurodollar Rate.

"Excluded Prepayment Transaction" shall mean (1) the incurrence of any Indebtedness in accordance with subsections 9.1 (a), (b), (c), (d), (g), (h) or (i), (2) the incurrence of Subordinated Indebtedness permitted by this Agreement, the proceeds of which are used in compliance with subsection 9.5(c), (3) the issuance of any Capital Stock pursuant to subsection 9.6(a), provided that the proceeds thereof are used in compliance with subsections 9.5(b) or (c) or as a part of the consideration for a Permitted Acquisition, and (4) the issuance of any Capital Stock pursuant to any stock option, stock incentive or similar plan of the Borrower.

"Funded Indebtedness to EBITDA Ratio" shall mean, for the Borrower and its Subsidiaries on a consolidated basis, calculated as of any date of determination for the Last Four Fiscal Quarters after giving Pro Forma Effect to any relevant transaction occurring during such period, the ratio of Consolidated Funded Indebtedness to EBITDA.

"Individual Permitted Acquisition Limit" shall mean $5,000,000; provided, however, that not more than $2,500,000 of such amount shall consist of consideration that is not common Capital Stock of the Borrower.

"Interest Payment Date" shall mean, (a) with respect to any Base Rate Loan, January 1, April 1, July 1 and October 1 of each year, commencing on the first such date after the applicable Funding Date, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to such Loan; provided, however, that with respect to any Interest Period of six (6) months "Interest Payment Date" also shall include the day that is three (3) months after the day on which that Interest Period commenced.

"Maintenance Capital Expenditure Adjustment" shall mean, for the Borrower and its Subsidiaries on a consolidated basis, as of any date of determination, an amount equal to $1,500,000.

"Notice of Borrowing" shall mean (a) a notice substantially in the form of Exhibit 2.2.4 with respect to a proposed Borrowing of Term Loans, and (b) a notice substantially in the form of Exhibit 2.3.4 with respect to a proposed Borrowing of Revolving Loans or Swingline Loans (conformed appropriately, in the case of Swingline Loans).

"Permitted Acquisition" shall mean any Asset Acquisition by the Borrower or any Guarantor with respect to which (a) the Borrower and the Guarantors shall have complied with the provisions of Section 8.2.7, (b) the Borrower or a Guarantor is the surviving entity in the transaction, (c) all assets acquired in the transaction are held or acquired by the Borrower or a Guarantor, (d) at the time of such Asset Acquisition and after giving Pro Forma Effect thereto and to any other relevant transaction occurring during the then most recent twelve (12) month period, no Default shall have occurred or be continuing or would result therefrom, and (e) the aggregate consideration paid or to be paid in connection with such Asset Acquisition, inclusive of all Indebtedness incurred or assumed, (i) will not exceed the Individual Permitted Acquisition Limit and (ii) when combined with the aggregate consideration paid or to be paid (inclusive of all Indebtedness incurred or assumed) in connection with all other Asset Acquisitions by the Borrower and the Guarantors occurring during the twelve (12) month period immediately preceding such Asset Acquisition, will not exceed the Annual Permitted Acquisition Limit.

"Pro Forma Effect" shall mean, in making any calculation of the Funded Indebtedness to EBITDA Ratio for purposes of Section 2.15 or any calculation hereunder necessary to determine whether the Borrower is in compliance with Section 10.1.4 or whether a Default would result from any Asset Acquisition, (1) any Disposition of any asset(s) of the Borrower or any of the other Credit Parties made during the twelve (12) month period ending on and including the date of determination, other than a Disposition permitted by subsections 9.3(a), (b) or (d), and any corresponding repayment or incurrence of Indebtedness, shall be assumed to have occurred on the first day of such period, and (2) any Asset Acquisition made during the twelve (12) month period ending on and including the date of determination, and any corresponding repayment or incurrence of Indebtedness, shall be assumed to have occurred on the first day of such period; provided that the Administrative Agent has been furnished with annual audited financial statements or interim financial statements regarding such Asset Acquisition that are in sufficient detail to provide a basis for determining the Pro Forma Effect thereof and that otherwise are in form and substance and prepared by Persons satisfactory to the Administrative Agent.

"Requisite Lenders" shall mean, as of any date of determination, Lenders holding in the aggregate more than fifty percent (50%) of (a) the Revolving Credit Commitments, the Swingline Commitment and the outstanding Term Loans or (b) if the Revolving Credit Commitments and the Swingline Commitment have been terminated, the outstanding Loans, Letter of Credit Liabilities and participations therein.  The Revolving Credit Commitments of, Swingline Commitment of and the outstanding Term Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Lenders.

"Revolving Credit Maturity Date" shall mean July 1, 2009.

"Swingline Commitment" shall mean the commitment of the Swingline Lender to make Swingline Loans pursuant to Section 2.4.

"Swingline Commitment Period" shall mean that period commencing on the date on which the Eighth Amendment becomes effective and continuing to, but not including, the Revolving Credit Maturity Date.

"Swingline Facility" shall mean the credit facility provided by the Swingline Lender pursuant to the Swingline Commitment as more particularly set forth in Section 2.4.

"Swingline Lender" shall mean Bank of America and any other financial institution that, subject to approval by the Administrative Agent and the Borrower, agrees to become a party to this Agreement and to make Swingline Loans pursuant to Section 2.4.  As used herein and in the other Loan Documents, "Lender" shall include the Swingline Lender except to the extent that the context requires otherwise.

"Swingline Loans" shall mean the loans made to the Borrower by the Swingline Lender pursuant to Section 2.4.

"Swingline Note" shall mean the promissory note, in substantially the form of Exhibit 2.10C to the Eighth Amendment, executed by the Borrower in favor of the Swingline Lender, evidencing the indebtedness of the Borrower to the Swingline Lender in connection with the Swingline Loans.

2.  Amendment of Section 2.1.1.  Subsection (c) of Section 2.1.1 of the Credit Agreement is hereby amended by deleting the words "and Swingline Loans".

3.  Amendment of Section 2.1.2.  Section 2.1.2 of the Credit Agreement is hereby amended by deleting the words and punctuation "Swingline Loans,".

4.  Amendment of Section 2.1.3.  Section 2.1.3 of the Credit Agreement is hereby amended to read as follows:

2.1.3.                      Mandatory Reductions of Commitments.  Any Net Cash Proceeds or Reinvestment Prepayment Amount, as the case may be, not applied to the repayment of Term Loans pursuant to paragraph (3) or paragraph (4) of subsection 3.1.2(c) shall be applied to the permanent reduction of the Swingline Commitment so long as any portion of the Swingline Commitment remains in effect and thereafter to the permanent reduction of the Revolving Credit Commitments so long as any portion of the Revolving Credit Commitments remains in effect.  Any reduction of the Swingline Commitment pursuant to this Section 2.1.3 shall be applied to scheduled reductions of the Swingline Commitment pursuant to subsection 2.4.1(a), in direct order of the scheduled reductions, to the extent not previously so applied.  In connection with any reduction of the Swingline Commitment or the Revolving Credit Commitment as aforesaid, the Borrower shall prepay Swingline Loans and Revolving Loans as and to the extent required by paragraph (2) of subsection 3.1.2(c).  If after any such prepayment of Revolving Loans the aggregate principal amount of Letter of Credit Liabilities then outstanding exceeds the amount of the Revolving Credit Commitments as so reduced, the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit or deposit an amount in immediately available funds in a Collateral Account established with the Administrative Agent in accordance with the procedures specified in Section 11.3 in the same manner as if an Event of Default had occurred and was continuing.  After the Revolving Credit Commitments have been reduced to zero and all Obligations have been satisfied, any remaining amounts shall be paid to or retained by the Borrower or such other Person as shall be lawfully entitled thereto.

5.  Amendment of Section 2.3.1.  Section 2.3.1 of the Credit Agreement is hereby amended to read as follows:

2.3.1.                      Commitment to Make Revolving Loans.  Subject to all of the terms and conditions of this Agreement (including the conditions set forth in Sections 6.1 and 6.2) and in reliance upon the representations and warranties of the Borrower set forth herein, each Lender holding a Revolving Credit Commitment hereby severally agrees to make Revolving Loans to the Borrower from time to time during the Revolving Credit Commitment Period, in amounts up to its Percentage of the aggregate Revolving Credit Commitments, for the purposes identified in Section 2.12; provided, however, that:

(a)           the aggregate principal amount of the Revolving Loans made by any Lender that are outstanding at any time shall not exceed such Lender's Revolving Credit Commitment,

(b)           the aggregate principal amount of the Revolving Loans made by all Lenders that are outstanding at any time shall not exceed the Revolving Credit Commitments then in effect, and

(c)           the aggregate principal amount of the Revolving Loans and Letter of Credit Liabilities that are outstanding at any time shall not exceed the Credit Facility Base.

Each Lender's Revolving Credit Commitment shall expire upon the expiration of the Revolving Credit Commitment Period, and all Revolving Loans shall be paid in full no later than the Revolving Credit Maturity Date.

6.  Amendment of Section 2.4.  Section 2.4 of the Credit Agreement is hereby amended to read as follows:

2.4           Swingline Loans.

2.4.1.                      Amount of Swingline Commitment.  The initial amount of the Swingline Commitment is $5,000,000, subject to reduction as follows:

(a)            On April 1, 2008 and on the first day of each succeeding July, October, January and April thereafter, the amount of the Swingline Commitment as then in effect shall be reduced by $312,500.

(b)           The Borrower shall have the right, at any time and from time to time, to terminate in whole or permanently reduce in part, without premium or penalty, the Swingline Commitment in an amount up to the amount by which the Swingline Commitment exceeds the aggregate amount of the then outstanding Swingline Loans.  The Borrower shall give not less than ten (10) Business Days' prior written notice to the Administrative Agent and the Swingline Lender designating the date (which shall be a Business Day) of such termination or reduction and the amount of any reduction.  Such termination or reduction of the Swingline Commitment shall be effective on the date specified in the Borrower's notice.  Any such reduction of the Swingline Commitments shall be in a minimum amount of $500,000 and in integral multiples of $100,000.  Any reduction of the Swingline Commitment pursuant to this subsection (b) shall be applied to the scheduled reductions of the Swingline Commitment pursuant to the preceding subsection (a), in direct order of the scheduled reductions, to the extent not previously so applied.

2.4.2                      Commitment to Make Swingline Loans.  Subject to all of the terms and conditions of this Agreement (including the conditions set forth in Sections 6.1 and 6.2 and the limitations set forth in Section 2.3.1), and in reliance upon the representations and warranties of the Borrower set forth herein, the Swingline Lender hereby agrees to make Swingline Loans to the Borrower from time to time during the Swingline Commitment Period, for the purposes identified in Section 2.12, in an aggregate principal amount at any time outstanding not to exceed the amount of the Swingline Commitment at such time.  Swingline Loans may be Eurodollar Loans or Base Rate Loans.  The Swingline Lender's commitment to make Swingline Loans as provided in this Section 2.4 shall expire upon the expiration of the Swingline Commitment Period, and all Swingline Loans shall be paid in full no later than the Revolving Credit Maturity Date.

2.4.3                      Revolving Credit; Minimum Borrowings.  Amounts borrowed by the Borrower under the Swingline Commitment may be prepaid and reborrowed from time to time during the Swingline Commitment Period.  The amount of the Swingline Loan made on any Funding Date shall be in a minimum amount of $500,000 and in integral multiples of $100,000 in excess of that amount.

2.4.4                      Notice of Borrowing.

(a)           Delivery of Notice.  Whenever the Borrower desires to borrow under Section 2.4, it shall deliver to the Swingline Lender a Notice of Borrowing no later than 11:00 a.m. (Central time) on the proposed Funding Date (in the case of Base Rate Loans) or three (3) Business Days in advance of the proposed Funding Date (in the case of Eurodollar Loans).  The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount of the proposed Borrowing, (iii) whether the proposed Borrowing shall be in the form of Base Rate Loans or Eurodollar Loans, and (iv) in the case of Eurodollar Loans, the requested Interest Period.  In lieu of delivering a Notice of Borrowing, the Borrower may give the Swingline Lender telephonic notice by the required time of notice of any proposed Borrowing under this Section 2.4.4; provided, however, that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to the Swingline Lender on or prior to the Funding Date of the requested Swingline Loan.  The execution and delivery of each Notice of Borrowing shall be deemed a representation and warranty by the Borrower that the requested Swingline Loan may be made in accordance with, and will not violate the requirements of, this Agreement, including those set forth in Sections 2.4.1 and 2.4.2.

(b)           No Liability for Telephonic Notices.  The Swingline Lender shall not incur any liability to the Borrower in acting upon any telephonic notice given pursuant to this Section 2.4.4 that the Swingline Lender believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of the Borrower or for otherwise acting in good faith under this Section 2.4.4 and, upon the funding of a Swingline Loan by the Swingline Lender in accordance with this Agreement pursuant to any telephonic notice, the Borrower shall have effected a Borrowing of a Swingline Loan hereunder.

(c)           Notice Irrevocable.  A Notice of Borrowing for Eurodollar Loans (or a telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a Borrowing in accordance therewith.

2.4.5                      Disbursement of Funds.  Not later than 2:00 p.m., Central time, on the Business Day of the proposed Borrowing of a Swingline Loan, the Swingline Lender shall make the proceeds of the requested Swingline Loan available to the Borrower at the office of the Swingline Lender by crediting an account of the Borrower maintained at such office that has been designated for such purpose in writing by the Borrower to the Swingline Lender.

7.  Amendment of Section 2.8.1.  Section 2.8.1 of the Credit Agreement is hereby amended to read as follows:

2.8.1.                      Interest Rate on Loans.  Subject to Section 2.8.3, the unpaid principal balances of the Loans shall bear interest from their respective Funding Dates through maturity (whether by acceleration or otherwise) (including post-petition interest in any case or proceeding under applicable bankruptcy laws) at a rate determined by reference to the Base Rate or the Eurodollar Rate.  The applicable basis for determining the rate of interest for Loans shall be selected by the Borrower at the time a Notice of Borrowing is given pursuant to Section 2.2.4 or Section 2.3.4 or at the time a Notice of Conversion/Continuation is given pursuant to Section 2.9.2.  If on any day any Loan is outstanding with respect to which notice has not been delivered to the Administrative Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest, then for that day such Loan shall bear interest determined by reference to the Base Rate.  The Loans shall bear interest as follows:

(a)           if a Base Rate Loan, then at a fluctuating rate per annum equal to the sum of the Base Rate, as it varies from time to time, plus the Applicable Base Rate Margin; or

(b)           if a Eurodollar Loan, then at a rate per annum equal to the sum of the Eurodollar Rate plus the Applicable Eurodollar Rate Margin.

8.  Amendment of Section 2.12(b).  Clause (3) of Section 2.12(b) is hereby amended by adding the words "Permitted Acquisitions and" immediately prior to the words "the making of Capital Expenditures".

9.  Amendment of Section 2.13.3.  The first sentence of Section 2.13.3 is hereby amended to read as follows:

The Borrower agrees to pay (a) to the Administrative Agent, for distribution to the Lenders holding Revolving Credit Commitments in proportion to their respective Percentages, during the Revolving Credit Commitment Period, annual commitment fees equal to the average of the daily unused portion of the Revolving Credit Commitments (i.e., the aggregate amount of the Revolving Credit Commitments less the aggregate amount of Revolving Loans and Letter of Credit Liabilities outstanding) multiplied by the Applicable Commitment Fee Percentage, and (b) to the Swingline Lender, during the Swingline Commitment Period, an annual commitment fee equal to the average of the daily unused portion of the Swingline Commitment (i.e., the amount of the Swingline Commitment less the aggregate amount of Swingline Loans outstanding) multiplied by the Applicable Commitment Fee Percentage (such fees payable in respect of the Revolving Credit Commitments and the Swingline Commitment being referred to herein as "Commitment Fees").

10.  Amendment of Section 2.15.  Section 2.15 of the Credit Agreement is hereby amended to read as follows:

2.15           Interest and Fees Margins.  For purposes of interest and fee computations hereunder involving the Applicable Base Rate Margin, the Applicable Eurodollar Rate Margin, the Applicable Letter of Credit Fee Percentage and the Applicable Commitment Fee Percentage, such margins and percentages shall be determined as follows:

Tier	Applicable Eurodollar Rate Margin	Applicable Base Rate Margin	Applicable Letter of Credit Fee Percentage	Applicable Commitment Fee Percentage

1	1.250%	0.000%	1.250%	0.300%
2	1.625%	0.000%	1.625%	0.300%
3	2.000%	0.250%	2.000%	0.375%

Except as expressly hereinafter provided, the applicable tier at any time shall be determined with reference to the Borrower's Funded Indebtedness to EBITDA Ratio, as follows:

Tier                  Funded Indebtedness to EBITDA Ratio

  1                      Less than 1.50 to 1.00

  2                      Greater than or equal to 1.50 to 1.00 but less than 2.25 to 1.00

  3                      Equal to or greater than 2.25

From the date hereof to but not including the first Pricing Tier Determination Date occurring after June 30, 2007, Tier 2 shall be applicable.  Any adjustment in the margins set forth above shall take effect on the first Pricing Tier Determination Date following the Fiscal Quarter as of the end of which such ratio was calculated; provided, however, that following any failure of the Borrower to deliver to the Administrative Agent any of the financial statements, financial reports, certificates or other financial information required by Section 8.1.1 or Section 8.1.2 in a timely manner and until such failure is cured or corrected, and without limitation of or prejudice to any other right or remedy of the Administrative Agent, the Lenders or the Issuing Bank in respect of such failure, Tier 3 shall be applicable.

11.  Amendment of Subsection 3.1.2.

(a)  Subsection (b)(1) of Section 3.1.2 of the Credit Agreement is hereby amended to read as follows:

(1)           The Borrower may prepay Swingline Loans, in whole or in part, at any time and from time to time.  Except to the extent that repayment of Swingline Loans is being administered through an automated cash management system mutually approved in writing by the Borrower and the Administrative Agent, (A) the Borrower shall give the Administrative Agent written notice (or telephonic notice confirmed in writing) not later than 11:00 a.m. (Central time) on the Business Day of any proposed prepayment of Base Rate Loans and not less than three (3) Business Days' prior written notice (or telephonic notice confirmed in writing) with respect to any proposed prepayment of Eurodollar Loans (each of which notices the Administrative Agent will promptly transmit to each Lender in writing, or by telephone confirmed in writing), and (B) Swingline Loans shall be prepaid in whole, or in part in integral multiples of $100,000.  Notwithstanding the foregoing, (A) Eurodollar Loans may only be prepaid in part if, after such prepayment, the unpaid portion of such Loans shall have aggregate minimum balances of $500,000, and (B) in connection with any prepayment of Eurodollar Loans, the Borrower shall pay to the Administrative Agent, for distribution to the Lenders, the accrued interest on such Eurodollar Loans required to be paid pursuant to Section 3.1.1 and any amounts required to be paid pursuant to Section 3.4.5.

(b)  Subsections (c)(1) through (c)(5) of Section 3.1.2 of the Credit Agreement are hereby amended to read as follows:

(1)           [Reserved.].

(2)           The Borrower shall prepay Loans as and to the extent necessary so that at no time will (A) the aggregate principal amount of Swingline Loans outstanding exceed the Swingline Commitment in effect at such time, (B) the aggregate principal amount of Term Loans, Revolving Loans and Letter of Credit Liabilities outstanding exceed the Commitments in effect at such time, and (C) any applicable limits specified in Section 2.3.1, Section 2.4.1, Section 2.4.2 or Section 2.5.1 be exceeded.  Any prepayments made by the Borrower in respect of Term Loans pursuant to this paragraph (2) shall be applied first to outstanding Term Loans that are Base Rate Loans, to the full extent thereof, in inverse order of maturity, and next to Term Loans that are Eurodollar Loans, to the full extent thereof, in inverse order of maturity.  Any prepayments made by the Borrower in respect of Swingline Loans pursuant to this paragraph (2) shall be applied first to outstanding Swingline Loans that are Base Rate Loans, to the full extent thereof, and next to outstanding Swingline Loans that are Eurodollar Loans, to the full extent thereof.  Any prepayments made by the Borrower in respect of Revolving Loans pursuant to this paragraph (2) shall be applied first to outstanding Revolving Loans that are Base Rate Loans, to the full extent thereof, and next to outstanding Revolving Loans that are Eurodollar Loans, to the full extent thereof.

(3)           If on any date any Capital Stock shall be issued or Indebtedness shall be incurred by the Borrower or any of the other Credit Parties other than pursuant to an Excluded Prepayment Transaction, then an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on such date to the prepayment of outstanding Term Loans to the full extent thereof and thereafter to the reduction of the Swingline Commitment and the Revolving Credit Commitments and the repayment of outstanding Swingline Loans and Revolving Loans as set forth in subsection 2.1.3.

(4)           If on any date the Borrower or any Guarantor shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall have been delivered previously to the Administrative Agent in respect thereof, such Net Cash Proceeds shall be applied on such date to the prepayment of outstanding Term Loans to the full extent thereof and thereafter to the reduction of the Swingline Commitment and the Revolving Credit Commitments and the repayment of Swingline Loans and Revolving Loans as set forth in subsection 2.1.3; provided that on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied to the prepayment of outstanding Term Loans to the full extent thereof and thereafter to the reduction of the Swingline Commitment and the Revolving Credit Commitments and the repayment of Swingline Loans and Revolving Loans as set forth in subsection 2.1.3.

(5)           Prepayments of Loans pursuant to the preceding paragraphs (3) and (4) shall be applied first to outstanding Term Loans that are Base Rate Loans, to the full extent thereof, in inverse order of maturity, next to outstanding Term Loans that are Eurodollar Loans, to the full extent thereof, in inverse order of maturity, next to outstanding Swingline Loans that are Base Rate Loans, to the full extent thereof, next to outstanding Swingline Loans that are Eurodollar Loans, to the full extent thereof, next to outstanding Revolving Loans that are Base Rate Loans, to the full extent thereof, and finally to outstanding Revolving Loans that are Eurodollar Loans, to the full extent thereof.

12.  Amendment of Section 8.2.  Section 8.2.7 of the Credit Agreement is hereby renumbered as Section 8.2.9, and the following new Sections 8.2.7  and 8.2.8 are hereby inserted immediately prior thereto:

8.2.7.                      Asset Acquisitions.  Not later than thirty (30) days prior to the consummation of any Asset Acquisition, notice of the pendency of such Asset Acquisition, and not later than ten (10) Business Days prior to the consummation of such Asset Acquisition, the following:

(a)           a reasonably detailed description of the operating profile for the assets to be acquired in such Asset Acquisition, and

(b)           a reasonably detailed description of the terms and conditions of such Asset Acquisition, including the proposed purchase price and the manner and structure of payment(s), accompanied by copies of the then-current drafts of the proposed acquisition agreement(s), and

(c)           copies of financial statements for the Person owning the assets to be acquired or in which Capital Stock is being purchased in the transaction for the two (2) most recent fiscal years, if available, and for any subsequent interim accounting periods, if available, and

(d)           a certificate duly executed by a Responsible Officer of the Borrower, in form satisfactory to the Administrative Agent, certifying that no Default has occurred and is continuing or will result from such Asset Acquisition, certifying that after giving Pro Forma Effect to such Asset Acquisition and to any other relevant transaction occurring during the then most recent twelve (12) month period such Responsible Officer reasonably believes that such Asset Acquisition will not result in a violation of any of the financial covenants contained herein during the twelve (12) month period following such Asset Acquisition, and setting forth computations demonstrating compliance with all financial covenants contained herein as of the end of the Fiscal Quarter then most recently completed, after giving Pro Forma Effect to such Asset Acquisition and to any other relevant transaction occurring during the then most recent twelve (12) month period.

8.2.8.                      Acquisition Documents.  Not later than fifteen (15) days after the consummation of any Asset Acquisition, copies of the material executed documents evidencing the transaction.

13.  Amendment of Section 8.21.  Section 8.21 of the Credit Agreement is hereby amended by deleting "Haywood D. Cochrane, Jr. – Vice Chairman", and substituting in lieu thereof "R. Dixon Thayer – Chief Executive Officer".

14.  Amendment of Section 9.4.  Section 9.4 of the Credit Agreement is hereby amended by (a) deleting the word "and" at the end of clause (i), (b) relettering clause (j) as clause (l), and (c) inserting the following new clauses (j) and (k) immediately prior to relettered clause (l):

(j)           Investments consisting of Permitted Acquisitions;

(k)           Investments consisting of amounts potentially due from a seller of assets in a Permitted Acquisition that (i) relate to customary post-closing adjustments with respect to accounts receivable, accounts payable and similar items typically subject to post-closing adjustments in similar transactions, and (ii) at the time made or incurred are reasonably expected to be outstanding for a period of one hundred eighty (180) days or less following the closing of such Permitted Acquisition;

15.  Amendment of Section 9.7.  Section 9.7 of the Credit Agreement is hereby amended by (a) inserting the words "other than a Permitted Acquisition" after the words "Asset Acquisition" in clause (c), and (b) inserting the following new clause (1) as the first clause of the proviso and relettering subsequent clauses accordingly:

(1)           notwithstanding clause (a) of this Section 9.7, the merger, consolidation or amalgamation of any Subsidiary of the Borrower with any other Person as the method by which a Permitted Acquisition is accomplished shall be permitted, provided that either (A) the Borrower or such Subsidiary is the surviving entity in the transaction, or (B) such Person is the surviving entity in the transaction and has complied with the provisions of Section 8.18 prior to or contemporaneously with the consummation of the transaction;

16.  Amendment of Section 9.8.  Section 9.8 of the Credit Agreement is hereby amended to read as follows:

9.8           Capital Expenditures.  Make or commit to make Capital Expenditures in an aggregate amount exceeding $5,000,000 in any Fiscal Year, excluding Capital Expenditures fully reimbursed in cash by its customer (without any corresponding obligation by the Borrower or any of its Subsidiaries) within sixty (60) days of the making of such Capital Expenditures.

17.  Amendment of Section 10.1.1.  Section 10.1.1 of the Credit Agreement is hereby amended to read as follows:

10.1.1.                      [Reserved.]

18.  Amendment of Section 10.1.2.  Section 10.1.2 of the Credit Agreement is hereby amended to read as follows:

10.1.2.                      [Reserved.]

19.  Amendment of Section 10.1.3.  Section 10.1.3 of the Credit Agreement is hereby amended to read as follows:

10.1.3.  Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio as of the end of any Fiscal Quarter to be less than 1.25 to 1.00.

20.  Amendment of Section 10.1.4.  Section 10.1.4 of the Credit Agreement is hereby amended to read as follows:

10.1.4.                      Minimum EBITDA.  Permit EBITDA for each period indicated below, calculated after giving Pro Forma Effect to any relevant transaction occurring during such period, to be less than the amount specified for such period:

Period	Minimum EBITDA

January 1, 2007 – June 30, 2007	$ 3,365,000
April 1, 2007 – September 30, 2007	3,400,000
April 1, 2007 – December 31, 2007	4,665,000
Last Four Fiscal Quarters ending March 31, 2008	6,040,000
Last Four Fiscal Quarters ending June 30, 2008	5,830,000
Last Four Fiscal Quarters ending September 30, 2008	6,505,000
Last Four Fiscal Quarters ending December 31, 2008	7,185,000
Last Four Fiscal Quarters ending March 31, 2009	7,185,000

21.  Amendment of Section 10.1.5.  Section 10.1.5 of the Credit Agreement is hereby amended to read as follows:

10.1.5.  Minimum Net Worth.  Permit Consolidated Net Worth as of the end of any Fiscal Quarter ending on or after June 30, 2007 to be less than the sum of (a) $61,296,000, plus (b) seventy-five percent (75%) of cumulative Consolidated Net Income for each Fiscal Quarter beginning with the Fiscal Quarter ending June 30, 2007, without reduction for any losses during any Fiscal Quarter, plus (c) 100% of the Net Cash Proceeds of any Capital Stock issued by the Borrower or any of the other Credit Parties (excluding Capital Stock issued by a Credit Party other than the Borrower to any other Credit Party) subsequent to June 30, 2007; provided, however, that the calculations made pursuant to this Section 10.1.5 shall be adjusted annually following receipt by the Administrative Agent of the financial statements furnished pursuant to Section 8.1.1 in order to take into account customary year-end adjustments to Consolidated Net Income consistent with the foregoing.

22.  Conditions to Effectiveness.  This Amendment shall be effective only upon the satisfaction of the following conditions:

(a)  the Borrower, each of the Guarantors, the Administrative Agent, the Issuing Bank and Requisite Lenders shall have executed and delivered a counterpart of this Amendment;

(b)  the Borrower shall have executed and delivered to the Swingline Lender the Swingline Note;

(c)  each of the representations and warranties of the Borrower contained in Section 23 shall be true and correct in all material respects as of the date as of which all of the other conditions contained in this Section 22 shall have been satisfied; and

(d)  the Administrative Agent shall have received such documents, instruments, certificates, opinions and approvals as it reasonably may have requested.

23.  Representations and Warranties of the Borrower and the Guarantors.  As an inducement to the Lenders, the Issuing Bank and the Administrative Agent to enter into this Amendment, the Borrower and the Guarantors hereby represent and warrant that, on and as of the date hereof, and taking into account the provisions hereof, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects, except for (a) representations and warranties that expressly relate to an earlier date, which remain true and correct as of said earlier date, (b) representations and warranties that have become untrue or incorrect solely because of changes permitted by the terms of the Credit Agreement and the other Loan Documents, and (c) the representations and warranties set forth in paragraphs (a), (d) and (e) of Section 7.5 of the Credit Agreement, as to which no further representation or warranty is made herein.

24.  Effect of Amendment; Continuing Effectiveness of Credit Agreement and Loan Documents.

(a)  Neither this Amendment nor any other indulgences that may have been granted to the Borrower or any Guarantor by the Administrative Agent, the Issuing Bank or any Lender shall constitute a course of dealing or otherwise obligate the Administrative Agent, the Issuing Bank or any Lender to modify, expand or extend the agreements contained herein, to agree to any other amendments to the Credit Agreement or to grant any consent to, waiver of or indulgence with respect to any other noncompliance with any provision of the Loan Documents.

(b)  Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to "the Credit Agreement", "thereunder", "thereof" or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified hereby.  This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement and the other Loan Documents.

(c)  Any noncompliance by the Borrower or any Guarantor with any of the covenants, terms, conditions or provisions of this Amendment shall constitute an Event of Default.

(d)  Except to the extent amended or modified hereby, the Credit Agreement, the other Loan Documents and all terms, conditions and provisions thereof shall continue in full force and effect in all respects and shall be construed in accordance with the modifications of the Credit Agreement effected hereby.  Without limiting the generality of the foregoing, the Security Documents and all of the Collateral described therein secure and shall continue to secure the payment of all Obligations, in each case taking into account the modifications of the Credit Agreement effected hereby.

25.  Release and Waiver.  The Borrower and the Guarantors hereby stipulate, acknowledge and agree that they have no claims or causes of action of any kind whatsoever against any of the Lenders, the Issuing Bank or the Administrative Agent arising out of or relating in any way to any event, circumstance, action or failure to act with respect to this Amendment, the Credit Agreement, the other Loan Documents or any matters described or referred to herein or therein or otherwise related hereto or thereto.  The Borrower and the Guarantors hereby release all of the Lenders, the Issuing Bank and the Administrative Agent from any and all claims, causes of action, demands and liabilities of any kind whatsoever, whether direct or indirect, fixed or contingent, liquidated or unliquidated, disputed or undisputed, known or unknown, that the Borrower or any Guarantor may now or hereafter have and that arise out of or relate in any way to any event, circumstance, action or failure to act on or before the date of this Amendment with respect to this Amendment, the Credit Agreement, the other Loan Documents or any matters described or referred to herein or therein or otherwise related hereto or thereto.  The release by the Borrower and the Guarantors herein, together with the other terms and provisions of this Amendment, are entered into by the Borrower and the Guarantors advisedly and without compulsion, coercion or duress, the Borrower and the Guarantors having determined that this Amendment and all of its terms, conditions and provisions are in the economic best interests of the Borrower and the Guarantors.  The Borrower and the Guarantors represent that they are entering into this Amendment freely and with the advice of counsel as to their legal alternatives.

26.  Further Actions.  Each of the parties to this Amendment agrees that at any time and from time to time upon written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party reasonably may request in order to effect the intents and purposes of this Amendment.

27.  Counterparts.  This Amendment may be executed in multiple counterparts or copies, each of which shall be deemed an original hereof for all purposes.  One or more counterparts or copies of this Amendment may be executed by one or more of the parties hereto, and some different counterparts or copies executed by one or more of the other parties.  Each counterpart or copy hereof executed by any party hereto shall be binding upon the party executing same even though other parties may execute one or more different counterparts or copies, and all counterparts or copies hereof so executed shall constitute but one and the same agreement.  Each party hereto, by execution of one or more counterparts or copies hereof, expressly authorizes and directs any other party hereto to detach the signature pages and any corresponding acknowledgment, attestation, witness or similar pages relating thereto from any such counterpart or copy hereof executed by the authorizing party and affix same to one or more other identical counterparts or copies hereof so that upon execution of multiple counterparts or copies hereof by all parties hereto, there shall be one or more counterparts or copies hereof to which is(are) attached signature pages containing signatures of all parties hereto and any corresponding acknowledgment, attestation, witness or similar pages relating thereto.

28.  Miscellaneous.

(a)  This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Tennessee, without reference to the conflicts or choice of law principles thereof.

(b)  The headings in this Amendment and the usage herein of defined terms are for convenience of reference only, and shall not be construed as amplifying, limiting or otherwise affecting the substantive provisions hereof.

(c)  All references herein to the preamble, the recitals or sections, paragraphs, subparagraphs, annexes or exhibits are to the preamble, recitals, sections, paragraphs, subparagraphs, annexes and exhibits of or to this Amendment unless otherwise specified.  The words "hereof", "herein" and "hereunder" and words of similar import, when used in this Amendment, refer to this Amendment as a whole and not to any particular provision of this Amendment.

(d)  Any reference herein to any instrument, document or agreement, by whatever terminology used, shall be deemed to include any and all amendments, modifications, supplements, extensions, renewals, substitutions and/or replacements thereof as the context may require.

(e)  When used herein, (1) the singular shall include the plural, and vice versa, and the use of the masculine, feminine or neuter gender shall include all other genders, as appropriate, (2) "include", "includes" and "including" shall be deemed to be followed by "without limitation" regardless of whether such words or words of like import in fact follow same, and (3) unless the context clearly indicates otherwise, the disjunctive "or" shall include the conjunctive "and".

 IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

[Remainder of Page Intentionally Left Blank;
Signature Pages Follow]

[Signature Page to Eighth Amendment to Credit Agreement
(I-trax, Inc.) dated June 29, 2007]

BORROWER:

I-TRAX, INC.

By:                      /s/ Frank A. Martin
Name: _____________________________________
Title:                          Chairman

GUARANTORS:

I-TRAX HEALTH MANAGEMENT SOLUTIONS, INC.,
a Delaware corporation

By:                      /s/ Frank A. Martin
Name: _____________________________________
Title:                          Chairman

CONTINUUM MANAGEMENT SOLUTIONS, LLC
(formerly I-trax Health Management Solutions, LLC),
a Delaware limited liability company

BY:           I-TRAX, INC., its sole member

By:                      /s/ Frank A. Martin
Name: ________________________________
Title:                          Chairman

CHD MERIDIAN HEALTHCARE, LLC,
a Delaware limited liability company

BY:           I-TRAX, INC., its sole member

By:                      /s/ Frank A. Martin
Name: ________________________________
Title:                          Chairman

AMERICAN OCCUPATIONAL HEALTH MANAGEMENT, INC.,
a Delaware corporation

By:                      /s/ Frank A. Martin
Name: _____________________________________
Title:                          Chairman

MEDICENTER, INC.,
an Oklahoma corporation

By:                      /s/ Frank A. Martin
Name: _____________________________________
Title:                          Chairman

MERIDIAN COMP OF NEW YORK, INC.,
a Delaware corporation

By:                      /s/ Frank A. Martin
Name: _____________________________________
Title:                          Chairman

CORPORATE HEALTH DIMENSIONS, INC.
a New York corporation

By:                      /s/ Frank A. Martin
Name: _____________________________________
Title:                          Chairman

CHDM, INC.
a Delaware corporation

By:                      /s/ Frank A. Martin
Name: _____________________________________
Title:                          Chairman

CHDM, LLC
an Indiana limited liability company

By:                      /s/ Frank A. Martin
Name: _____________________________________
Title:                          Chairman

[Signature Page to Eighth Amendment to Credit Agreement
(I-trax, Inc.) dated June 29, 2007]

ADMINISTRATIVE AGENT, LENDER, SWINGLINE LENDER AND ISSUING BANK:

BANK OF AMERICA, N.A.

By:                      /s/ H. Hope Walker
       Name: ______________________________________
       Title:                                Vice President